Exhibit 99.2
Spartan Motors, Inc.
1541 Reynolds Rd. - Charlotte, MI 48813 - USA Telephone 517.543.6400 - Facsimile 517.543.5403 Web Page – www.spartanmotors.com

FOR IMMEDIATE RELEASE

Spartan Motors Announces Relocation of Utilimaster Corporation within Elkhart County, Indiana

New Facility Will Enable Significant Operating Efficiencies, Through Improved Manufacturing Methods, Process, Product Quality, and Lower Operating Costs Achieved by Elimination of Non-Value Added Functions.

Charlotte, Mich. -- February 14, 2012 -- Spartan Motors, Inc. (NASDAQ: SPAR) today announced that it will relocate Utilimaster Corporation’s manufacturing operations, headquarters, and all supporting departments and functions, to Bristol, Indiana from the current location in Wakarusa, Indiana.  The move is expected to begin during the second quarter of 2012 and be completed by yearend.

The final lease agreements are pending as Company officials are working closely with leaders from state, county and local government in Indiana to finalize the negotiation of incentives for the relocation, which will result in continued economic growth and stability for Utilimaster, as well as the Elkhart area.

The move to Bristol, located 20 miles East of Wakarusa, will consolidate Utilimaster’s operations into one facility from its current campus of 16 buildings.  Moving into a single, plant, combined with lean manufacturing practices, will enable Utilimaster to improve product quality and manufacturing efficiency by reducing operating costs and eliminating non-value added steps.  Other highlights include:

•	Reducing footprint from 760,000 to 425,000 sq. ft.
•	Campus shrinks from 106 to 26 acres
•	Estimated annual savings of $4 Million
•	Improved manufacturing flow, containerization and kitting
•	~ 80% reduction of material/vehicle movement
•	Production lines will accommodate multiple platforms
•	Increased sub-assembly capacities
•	A new manufacturing showcase for customers

“The competitive nature of the Delivery and Service market requires that we continuously assess and improve our operations,” said Tom Gorman, Chief Operating Officer of Spartan Motors, Inc.  “The relocation to the Bristol plant will create a safer manufacturing environment for our Associates and a platform from which we can accelerate our ongoing quality improvement efforts, in order to grow the Delivery and Service business in the future.  While Utilimaster continues to perform well, we are taking these steps to ensure the business remains competitive in the long term.  The dramatic reduction of non-value added operations represents an opportunity to reduce costs, and we're focused on ensuring this strategy delivers the right results.”

The Bristol facility, located at 603 – 605 Earthway Dr., Bristol, Indiana, features over 425,000 square feet of contiguous manufacturing space that will enable continuous flow and improved work cell layout.  This move will reduce the distance a van or truck body travels during assembly from 2.5 miles to less than a half-mile.  As a result, Utilimaster will eliminate a number of non-value added steps, such as moving work-in-process from one building to another during production.

“Utilimaster has experienced significant growth since we acquired the company more than two years ago,” said John Sztykiel, President and CEO of Spartan Motors, Inc.  “Their successful integration has exceeded our acquisition performance targets and is an important part of Spartan today.  Ensuring Utilimaster’s long-term growth and profitability are driving our actions as we consolidate Utilimaster into one modern facility.”

This is the third step of our strategic plan to enhance Utilimaster’s performance.  Our first step was to improve operating income in the current facilities; and the second was to bring the Reach™ to market.  Our third step is to consolidate Utilimaster into one modern facility in order to enhance further operational efficiency and income.”

Reflecting the current weakness in the commercial real estate market in Wakarusa, the Company will incur an asset impairment charge of $4 – 6 million in the first quarter of 2012 as a result of closing the facility.  The move is expected to begin during the second quarter of 2012 and be completed by yearend.

About Utilimaster
Utilimaster, www.utilimaster.com, a subsidiary of Spartan Motors, Inc. (NASDAQ: SPAR), is a leading manufacturer of walk-in vans and commercial truck bodies for the delivery and service market place. Utilimaster designs, develops and manufactures products to customer specifications for use in the package delivery, one-way truck rental, bakery/snack delivery, utility, and linen/uniform rental businesses. The company serves a diverse customer base and also sells aftermarket parts and accessories.

About Spartan Motors
Spartan Motors, Inc. designs, engineers and manufactures specialty chassis, specialty vehicles, truck bodies and aftermarket parts for the recreational vehicle (RV), emergency response, government services, defense, and delivery and service markets. The Company's brand names – Spartan™, Crimson Fire™, Crimson Fire Aerials™, and Utilimaster® - are known for quality, value, service and first-to-market innovation. The Company employs approximately 1,700 associates at facilities in Michigan, Pennsylvania, South Dakota, Indiana, Florida and Texas. Spartan reported sales of $426 million in 2011 and is focused on becoming a global leader in the design, engineering and manufacture of specialty vehicles and chassis. Visit Spartan Motors at www.spartanmotors.com.

Contact:
Russell T. Chick
Corporate Director of Marketing
Spartan Motors, Inc.
517.997.3852

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